UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

SPIRAL TOYS INC.

(Exact name of registrant as specified in its charter)

Nevada	0-55614	27-3388068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

30077 Agoura Court, Suite 230,Agoura Hills, CA 91301

(Address of Principal Executive Office) (Zip Code)

(844) 681-7627

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02        Termination of a Material Definitive Agreement.

On April 11, 2016 the Registrant entered into a Securities Purchase Agreement with two accredited institutional investors. The Securities Purchase Agreement provides for the sale by the Registrant of 10% Original Issue Discount Senior Convertible Debentures Due April 12, 2017 (the "Debentures") at two closings. The initial closing occurred on April 12, 2016, at which time the Registrant sold Debentures in the aggregate principal amount of $756,250 for an aggregate purchase price of $625,000. The aggregate principal amount of the Debentures sold on April 12, 2016 was reduced to $675,800 when the Registrant’s registration statement for resale of the shares underlying the Debentures (the "Registration Statement") was declared effective by the Securities and Exchange Commission ("SEC") on June 29, 2016.

The Securities Purchase Agreement provides that the second closing would occur within five trading days after the SEC declared the Registration Statement effective, at which closing the Registrant was to sell to the investors Debentures in the aggregate principal amount of $594,000 for a purchase price of $550,000. However, the investors notified the Registrant that they would not complete the second closing due to the existence of an event of default under Section 8(a)(xiv) of the Debentures, which defines the occurrence of stock prices below certain stated minimums as an event of default. Negotiations ensued; however on August 1, 2016 the Registrant’s Board of Directors determined that the provisions of the Securities Purchase Agreement relating to a second closing had been terminated.

Item 1.01        Entry into a Material Definitive Agreement.

On January 22, 2016 the Registrant sold to two accredited investors original issue discount convertible promissory notes for an aggregate principal amount of $216,000 (collectively, the “Notes”). On August 1, 2016 the Registrant and the Note Holders entered into Addendum #1 to each of the Notes. The Addenda permit the Note Holders to immediately begin converting the principal amount of the Notes into shares of the Registrant’s common stock (the "Conversion Shares") at a conversion price equal to 65% of the lowest sale price occurring during the fifteen (15) trading days immediately preceding the applicable conversion date, subject to a minimum conversion price of $0.01 per share. The Addenda also provide that as long as no event of default has occurred, each Note Holder’s sale of Conversion Shares shall be limited to the greater of (a) 20% of the aggregate trading volume in the week of the sale or (b) $2,500 per day.

Item 1.01        Entry into a Material Definitive Agreement.

On August 2, 2016 the Registrant sold to an accredited institutional investor a 12% Convertible Promissory Note in the principal amount of $70,000 (the "12% Note"). The Registrant received net proceeds of $62,400 from the sale. The 12% Note matures on May 1, 2017 together with interest at a rate of 12% per annum compounding quarterly. The Registrant may prepay the Note in full on or before January 27, 2017 (the "Prepayment Date"): if prepaid on or before October 29, 2016, there will be a 30% prepayment premium due; if prepaid on or before November 28, 2016, the prepayment premium will be 35%; otherwise the prepayment penalty will be 40%. The holder may convert the principal and interest on the 12% Note into the Registrant’s common stock at a conversion price of $0.07 per share. After the Prepayment Date, the holder may convert the principal and interest at a conversion price equal to 60% of the lowest trading price of the common stock during the twenty trading days preceding conversion.

Item 9.01        Financial Statements and Exhibits

Exhibits

4	12% Convertible Promissory Note due May 1, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 3, 2016	Spiral Toys Inc.

	By:	/s/ Mark Meyers
Mark Meyers, Chief Executive Officer

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